Exhibit 10.1

EXECUTION

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036

CONFIDENTIAL

July 11, 2010

AON CORPORATION

200 E.  Randolph Street

Chicago, Illinois 60601

Attention: Christa Davies, Chief Financial Officer

PROJECT TWIN PEAKS
$1,000,000,000 Senior Term Credit Facility
$1,500,000,000 Senior 364-Day Bridge Facility
Commitment Letter

Ladies and Gentlemen:

You have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with Credit Suisse, “we,” “us” or the “Commitment Parties”) that you intend to acquire all of the equity interests of Hewitt Associates, Inc., a Delaware corporation (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Facility Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Facility Term Sheet” and, together with the Term Facility Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) you will obtain the senior credit facility (the “Term Facility”) described in the Term Facility Term Sheet, in an aggregate principal amount of up to $1 billion, and (b) you will (i) issue up to $1.5 billion in aggregate principal amount of senior unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement and (ii) to the extent you are unable to issue the Notes on or prior to the Closing Date, borrow up to $1.5 billion in aggregate principal amount of senior increasing rate loans under the senior bridge credit facility (the “Bridge Facility”) described in the Bridge Facility Term Sheet.  The Term Facility and the Bridge Facility are collectively referred to herein as the “Facilities”.

1.             Commitments.

In connection with the foregoing, each of CS and MSSF (each, in such capacity, an “Initial Lender”) is pleased to advise you of its commitment to provide 50% of the entire principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).  The commitments of the Initial Lenders hereunder are several and not joint.

2.             Titles and Roles.

You hereby appoint (a) CS Securities and MSSF (each, in such capacity, an “Arranger”) to act, and CS Securities and MSSF hereby agree to act, as exclusive joint bookrunners and joint lead arrangers for the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  Each of the Arrangers and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.  You agree that Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities.  You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree (such consent not to be unreasonably withheld or delayed); provided that no other Person may be awarded the title of “joint bookrunner” or “joint lead arranger” without our consent.

3.             Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and you agree to provide us with a period of at least 30 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities (provided that such period shall not include any day from and including August 20, 2010 through and including September 6, 2010).  We intend to commence syndication efforts promptly upon the execution of this Commitment Letter and you agree to actively assist us in completing a satisfactory syndication.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships (and your using commercially reasonable efforts to cause the benefit of the existing lending and investment banking relationships of the Company), (b) direct contact between your senior management (and your using commercially reasonable efforts to obtain direct contact between senior management of the Company and representatives and advisors of the Borrower and the Company) and the proposed Lenders, (c) your assistance (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) the hosting, with the Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed and (e) your using commercially reasonable efforts to execute and deliver definitive documentation with respect to the Facilities (the “Facilities Documentation”) consistent with the terms set forth herein and in the Term Sheets (as modified pursuant to the “Market Flex” provision of the Fee Letter) or, if applicable, one or more Joinder Agreements (as defined below) and otherwise on terms to be mutually agreed as soon as reasonably practicable following the date hereof.

You agree, at the request of the Arrangers, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to you and your subsidiaries or the Company and its subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information

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Materials being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”.  Before distribution of any Information Materials, you agree to execute and deliver to the Arrangers, either (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information or (ii) a separate letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information.  You further agree that each document to be disseminated by the Arrangers to any Lender in connection with the Facilities will, at the request of the Arrangers, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.  You acknowledge that the following documents contain solely Public Lender Information (unless you notify us (including by email) promptly prior to their intended distribution that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facilities, including term sheets; (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); (c) notification of changes in the terms of the Facilities; and (d) other materials (excluding the Projections (as defined below)) intended for prospective Lenders after the initial distribution of Information Materials.

The Arrangers will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and, subject to the terms of the Fee Letter, the amount and distribution of fees among the Lenders.  To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to the Arrangers all customary information with respect to you and your subsidiaries and the Company and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Facilities.  Unless otherwise agreed by each Arranger and subject to Section 9, at all times prior to the occurrence of a Successful Syndication, all commitments received with respect to any Facility shall be applied to the commitments of each Initial Lender under such Facility on a pro rata basis.

Without limiting your obligation to assist with the syndication efforts as set forth above, it is understood and agreed that completion of such syndication is not a condition to the Initial Lenders’ commitments hereunder.

You further agree to use commercially reasonable efforts to (a) provide the Commitment Parties and one or more investment banks reasonably satisfactory to the Arrangers (collectively, the “Investment Bank”), not later than 30 days prior to the Closing Date (provided that such period shall not include any day from and including August 20, 2010 through and including September 6, 2010), a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary (for investment grade securities) road show relating to the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Borrower as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under

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the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission (“SEC”) would require in a registered offering of the Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes and (b) afford the Investment Bank a period of at least 30 consecutive days (provided that such period shall not include any day from and including August 20, 2010 through and including September 6, 2010) following receipt of an Offering Document including the information described in clause (a) to seek to place the Notes with qualified purchasers thereof.

4.             Information.

You hereby represent and covenant that (with respect to Information (as defined below) and Projections relating to the Company and its affiliates, to the best of your knowledge) (a) all written information and all oral communications made in Lender meetings and due diligence sessions held in connection with the Facilities (other than the Projections) (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives, when furnished and taken as a whole (including together with the Borrower’s and the Company’s public filings with the SEC that have been delivered to us or are otherwise publicly available prior to the date such Information is furnished), (i) is or will be complete and correct in all material respects and (ii) does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of you and the Company (except as otherwise expressly disclosed in such Projections) and upon assumptions that you believe to have been reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that such Projections will be realized and that actual results may differ from such Projections and that such differences may be material).  You agree that if at any time prior to the Closing Date (or, if a Successful Syndication (as defined in the Fee Letter referred to below) shall not have been completed prior to the Closing Date, then prior to the earlier of (i) the date on which a Successful Syndication shall have been completed and (ii) the date that is 60 days after the Closing Date), you determine that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company and its subsidiaries, to the best of your knowledge) such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.             Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay to CS Securities, CS and MSSF the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof (the “Signing Date”) and delivered herewith with respect to the Facilities (the “Fee Letter”).

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6.             Conditions Precedent.

Each Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, are subject to (a)(x) except (A) as disclosed in the Company SEC Documents (as defined in the Merger Agreement as in effect on the date hereof) filed with the SEC prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risk included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature) and (B) as disclosed in Section 3.07(a) of the Company Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof), since September 30, 2009, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) (a “Company Material Adverse Change”) and (y) except (A) as disclosed in the Parent SEC Documents (as defined in the Merger Agreement as in effect on the date hereof) filed with the SEC prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risk included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature) and (B) as disclosed in Section 4.07(a) of the Parent Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof), since December 31, 2009, there has not occurred any event, change, effect, development, state of facts, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Borrower Material Adverse Effect (as defined below) (a “Borrower Material Adverse Change”), (b) our reasonable satisfaction that, prior to the date on which Successful Syndication shall have been completed, there shall be no other issues of debt securities or commercial bank or other credit facilities of you or your subsidiaries or the Company or its subsidiaries being announced, offered, placed or arranged without the Initial Lenders’ consent (other than (i) the issuance of commercial paper by the Borrower, the Company or their respective subsidiaries in the ordinary course of business, (ii) borrowings under the existing credit facilities of the Borrower, the Company and their respective subsidiaries, (iii) the Notes and (iv) after September 13, 2010, the amendment or refinancing of that certain €650,000,000 Facility Agreement dated as of February 7, 2005 by and among the Borrower, the subsidiaries of the Borrower party thereto, Citibank International plc, as agent and the financial institutions parties thereto as lenders (the “Euro Facility”)); provided that prior to such date, you shall be permitted to assign lead and co-lead agency titles and to negotiate documentation with such lead and co-lead agents in connection with the Euro Facility, (c) compliance by you with your agreements in Section 2 and the first paragraph of Section 3 of this Commitment Letter, except to the extent noncompliance therewith has not materially impeded the syndication of the Facilities, and (d) the other conditions set forth under the heading “Conditions Precedent to Borrowing” in Exhibits A and B and as set forth in Exhibit D.

“Borrower Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of you and your subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent you and your subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which you and your subsidiaries operate, (ii) in or affecting the industries in which you and your subsidiaries operate generally (but, for the avoidance of doubt, not including the industries in which your or any of your subsidiaries’ clients or customers operate), to the

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extent you and your subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which you and your subsidiaries operate or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required by the Merger Agreement or the Transactions (as defined in the Merger Agreement), (B) any taking of any action at the written request of the Company (and, with respect to any material action, with the prior written consent of the Arrangers, not to be unreasonably withheld), (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement or the Transactions (as defined in the Merger Agreement), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of the Merger Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent you and your subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which you and your subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent you and your subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which you and your subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent you and your subsidiaries are not adversely effected in a disproportionate manner relative to other participants in the industries in which you and your subsidiaries operate or (G) any change in the share price or trading volume of the Parent Common Stock, in your credit rating or in any analyst’s recommendations, in each case in and of itself, or your failure to meet projections or forecasts (including any analyst’s projections), in and of itself (provided, in each case, that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Borrower Material Adverse Effect).  The capitalized terms used in this paragraph and not otherwise defined in this Commitment Letter shall have the meanings set forth in the Merger Agreement as in effect on the date hereof.

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent the Company and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or its subsidiaries operate, (ii) in or affecting the industries in which the Company or its subsidiaries operate generally (but, for the avoidance of doubt, not including the industries in which the Company’s or any of its subsidiaries’ clients or customers operate), to the extent the Company and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or its subsidiaries operate or (iii) resulting from or arising out of (A) the announcement or the existence of, or compliance with, or taking any action required by the Merger Agreement or the Transactions (as defined in the Merger Agreement), (B) any taking of any action at the written request of you, Merger Sub or Merger LLC (and, with respect to any material action, with the prior written consent of the Arrangers, not to be unreasonably withheld), (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement or the Transactions (as defined in the Merger Agreement), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of the Merger Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or

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local Governmental Entity, to the extent the Company and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or its subsidiaries operate, (E) any changes in GAAP or accounting standards or interpretations thereof, to the extent the Company or its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent the Company and its subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or its subsidiaries operate, or (G) any change in the share price or trading volume of the shares of Company Common Stock, in the Company’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet projections or forecasts (including any analyst’s projections), in and of itself (provided, in each case, that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Company Material Adverse Effect).  The capitalized terms used in this paragraph and not otherwise defined in this Commitment Letter shall have the meanings set forth in the Merger Agreement as in effect on the date hereof.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Facility Documentation or the Bridge Facility Documentation to the contrary, (a) the only representations relating to you and your subsidiaries or the Company and its subsidiaries the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (i) such of the representations made in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that any of the parties thereto has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 6, under the heading “Conditions to Borrowing” in Exhibits A and B and as set forth in Exhibit D are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence, power and authority, due authorization, execution and delivery, no conflicts and the enforceability of the Term Facility Documentation and the Bridge Facility Documentation, Federal Reserve margin regulations, the Investment Company Act, status of the Facilities as senior debt, solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby and accuracy of information and financial statements.  This paragraph and the provisions herein shall be referred to as the “Certain Funds Provision.”

7.             Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you or any of your affiliates or equity holders or the Company or any of its affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing

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indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (x) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or (ii) a material breach in bad faith by the relevant Indemnified Person of the express contractual obligations of such Indemnified Person under this Commitment Letter or (y) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person, and (b) to reimburse each of us from time to time, promptly following presentation of a summary statement, for all reasonable out-of-pocket expenses (including, but not limited to, expenses of our due diligence investigation solely in connection with the Facilities, consultants’ fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one counsel for all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction for all Indemnified Persons and additional counsel if, in the opinion of an Indemnified Person, representation of all Indemnified Persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents in connection therewith.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

8.             Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each of us may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of us is intended to be or has been created pursuant to this Commitment Letter or the Fee Letter in respect of any of the transactions contemplated by this Commitment Letter or the Fee Letter, irrespective of whether any of us have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arm’s-length business relationship pursuant to this Commitment Letter and the Fee Letter that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of us is engaged in a broad range of transactions that may involve interests that differ from your interests and that none of us have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter, the Fee Letter and the Facilities and agree that none of us shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  Additionally, you acknowledge and agree that none of us are advising you as to any legal, tax,

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investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and none of us shall have any responsibility or liability to you with respect thereto.  Any review by us of you, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each of us is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each of us may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any of us or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.             Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).  Each Commitment Party may assign all or a portion of its commitment hereunder (i) with your consent, such consent not to be unreasonably withheld or delayed or (ii) to one or more prospective Lenders that you have identified to us in writing on or prior to the date hereof (each, a “Permitted Assignee”), whereupon such Commitment Party shall be released from the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve the Commitment Parties of their obligations hereunder, except to the extent such assignment is evidenced by, at our election, (i) a customary joinder agreement (a “Joinder Agreement”) pursuant to which such lender agrees to become party to this agreement and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Facilities or change the terms of the Facilities or increase compensation payable by you in connection therewith except as set forth in the Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us, or (ii) the Term Facility Documentation or the Bridge Facility Documentation (as applicable).  Any and all obligations of, and services to be provided by, the Commitment Parties hereunder (including, without limitation, the Commitment Parties’ commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches; provided that no Commitment Party shall be relieved of any of its obligations hereunder or under the applicable financing documentation, including of any obligation in respect of its commitment in respect of the Facilities, in the event such affiliate shall fail to perform such obligation in accordance with the terms hereof.  Without limiting the provisions of Section 12, each Commitment Party may exchange with its affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder.  This Commitment Letter may not

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be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.  Without limiting the provisions of Section 12, you acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that none of us shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of the Commitment Parties (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct).  We may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at our expense.  This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that the interpretation of the definitions of “Borrower Material Adverse Change” and “Company Material Adverse Change” for purposes of this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

10.           Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) to the fullest extent permitted by law, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or

10

document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.           Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any of us pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case, to the extent permitted by applicable law, you agree to inform us promptly thereof prior to such disclosure); provided that (a) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis (except that the Fee Letter may be disclosed to the Company and its officers, directors, employees, attorneys, accountants and advisors in a mutually agreed upon redacted form), (ii) in any prospectus or other offering memorandum relating to the Notes, (iii) to the extent you reasonably determine that such disclosure is advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof (in which case you agree to inform the Commitment Parties promptly thereof) and (iv) with our prior written consent and (b) you may disclose the contents of the Term Sheets to any rating agency in connection with the Transactions; provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you and it has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

We will, until the earlier of (i) the date that is one year after the date hereof and (ii) the Effective Date (as defined in the Term Facility Term Sheet), treat as confidential all confidential information provided to us by or on behalf of you hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information, (e) to actual or potential assignees, participants or derivative investors in the Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9 or (g) for purposes of establishing a “due diligence” defense.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions

11

contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S.  Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S.  Federal income tax treatment of such transactions.

13.           Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and to the syndication of the Facilities (which shall remain in full force and effect), shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation upon the occurrence of the Closing Date.

14.           PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub.  L.  107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender is required to obtain, verify and record information that identifies you, which information includes the name, address, tax identification number and other information regarding you that will allow each of us or such Lender to identify you in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.  You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Lenders.

15.           Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 13, 2010.  The Initial Lenders’ offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence.  This Commitment Letter will become a binding commitment on the Initial Lenders only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15.  In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on March 31, 2011 or (ii) such earlier date on which the Merger Agreement terminates or either party thereto publicly announces its intention not to proceed with the Merger, then this Commitment Letter and the Initial Lenders’ commitment hereunder, and our agreements to

12

perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Arrangers shall, in their discretion, agree to an extension.  Before such date and subject to Section 13, you may terminate the commitments hereunder by written notice to each of us at any time.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.

Very truly yours,

14

CREDIT SUISSE SECURITIES (USA) LLC

		By	/s/ Robert S. Murley
			Name:	Robert Murley
			Title:	Vice Chairman

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

		By	/s/ Shaheen Malik
Name: Shaheen Malik
Title: Vice President

		By	/s/ Vipul Dhadda
			Name:	Vipul Dhadda
			Title:	Associate

MORGAN STANLEY SENIOR FUNDING, INC.

		By	/s/ Anish M. Shah
Name: Anish M. Shah
Title: Vice President

Accepted and agreed to as of
the date first above written:

AON CORPORATION

By	/s/ Greg Case
Name: Gregory C. Case
Title: President and Chief Executive Officer

15

CONFIDENTIAL
July 11, 2010	EXHIBIT A

PROJECT TWIN PEAKS

$1,000,000,000 Senior Term Credit Facility

Summary of Principal Terms and Conditions

Borrower:	Aon Corporation, a Delaware corporation (the “Borrower”).

Transactions:

The Borrower intends to acquire all of the equity interests of Hewitt Associates, Inc. (the “Company”) pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into among the Borrower, a newly-formed wholly-owned subsidiary of the Borrower (“Merger Sub”), a second newly formed, wholly-owned subsidiary of the Borrower (“Merger LLC”) and the Company. Pursuant to the Merger Agreement (a) Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Borrower (the “Merger”), with the equity holders of the Company receiving an aggregate amount of approximately $2.45 billion in cash (the “Merger Cash Consideration”) and approximately 64 million shares of common stock of the Borrower (the “Merger Equity Consideration”, and together with the Merger Cash Consideration, the “Merger Consideration”), (b) immediately following the completion of the Merger, the surviving corporation in the Merger will be merged with and into Merger LLC, with Merger LLC surviving as a wholly-owned subsidiary of Borrower (the “Subsequent Merger”), (c) the Borrower will obtain the three-year term loan described below under the caption “Term Facility”, (d) the Borrower will (i) issue up to $1.5 billion in aggregate principal amount of its senior unsecured notes (the “Notes”) in a public offering or in a Rule 144A or other private placement and (ii) to the extent the Borrower is unable to issue the Notes on or prior to the date the Merger is consummated, borrow up to $1.5 billion in aggregate principal amount of senior increasing rate loans (the “Bridge Loans”) under the new senior credit facility (the “Bridge Facility”) described in Exhibit B to the Commitment Letter, (e) certain of the existing indebtedness of the Company and its subsidiaries outstanding as of the Closing Date (as defined below) (the “Existing Debt”) shall be repaid and (f) fees and expenses incurred in connection with the foregoing in an aggregate amount not to exceed $50 million (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”. The “Closing Date”

shall mean the date on which the Merger is consummated and all the conditions precedent to closing under the Facilities have been satisfied or waived.

Sources and Uses:

The approximate sources and uses of the funds necessary to consummate the Transactions are set forth in Exhibit C to the Commitment Letter (the “Commitment Letter”) to which this Term Sheet is attached.

Agent:

Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Bookrunner and Joint Lead Arranger:

Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. will act as joint bookrunners and joint lead arrangers for the Term Facility described below (collectively, in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	Morgan Stanley Senior Funding, Inc. (in such capacity, the “Syndication Agent”).

Documentation Agent:	One or more financial institutions reasonably acceptable to the Borrower and the Arrangers (collectively in such capacity, the “Documentation Agent”).

Term Facility:	A three-year senior unsecured term loan facility in an aggregate principal amount of up to $1 billion (the “Term Facility” and the loans made pursuant thereto, the “Term Loans”).

Purpose:

The proceeds of the Term Facility will be used by the Borrower, on the Closing Date, together with the proceeds of the Notes or the Bridge Loans, solely (a) to pay a portion of the Merger Cash Consideration, (b) to refinance certain of the Existing Debt and (c) to pay the Transaction Costs.

Availability:	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex A-I hereto.

Default Rate:	At the option of the Required Lenders (to be defined)

(or automatically, in the case of a bankruptcy Event of Default), the applicable rate plus 2.00%.

Final Maturity and Amortization:

The Term Facility will mature on the date that is three years after the Closing Date, and will amortize in an aggregate quarterly amount equal to 2.5% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions in the unutilized portion of the commitments under the Term Facility and prepayments of borrowings under the Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as directed by the Borrower.

Representations and Warranties:

Substantially similar to the Three-Year Credit Agreement, dated December 4, 2009, among the Borrower, Citibank, N.A., as Administrative Agent, and the Lenders party thereto as in effect on the Signing Date (the “Existing Credit Agreement”) (subject to materiality thresholds and exceptions to be mutually agreed between the Arrangers and the Borrower), and shall include: corporate status; legal, valid and binding documentation; government consents; accuracy of financial statements, confidential information memorandum and other information; no Borrower Material Adverse Change or Company Material Adverse Change; absence of undisclosed liabilities, litigation and investigations; no violation of, or conflicts with, agreements or instruments; compliance with laws (including PATRIOT Act, ERISA, margin regulations, environmental laws, laws applicable to sanctioned persons and the Foreign Corrupt Practices Act); payment of taxes; ownership of properties; Investment Company Act; solvency; environmental and other regulatory matters; no default; and insurance and insurance licenses; and treatment as senior debt under all subordinated debt and as sole designated senior debt thereunder (other than the Bridge Facility).

Conditions Precedent to Effectiveness:

Limited to (i) execution and delivery of definitive documentation with respect to the Term Facility consistent with the terms set forth in the Commitment Letter and otherwise mutually agreed by the Borrower and the Arrangers (the “Term Facility Documentation”), (ii) delivery of customary legal opinions, secretary’s certificates, corporate organizational documents, good standing certificates and resolutions of the Borrower (in each case in customary form), (iii) payment of fees and expenses required to be paid on or prior to the date of effectiveness of the Term Facility Documentation (the “Effective Date) and, with regard to expenses, for which invoices have been presented not less than one business day prior to the Effective Date and (iv) delivery of all documentation and other information requested by the Arrangers at least 5 business days prior to the Effective Date and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act; provided that if any such request was received by the Borrower 10 or more business days prior to the Effective Date, the Borrower shall have provided such information or documents at least 5 business days prior to the Effective Date.

Conditions Precedent to Borrowing:

Limited to effectiveness of the Term Facility Documentation; payment of fees and expenses required to be paid on or prior to the Closing Date and, with regard to expenses, for which invoices have been presented not less than one business day prior to the Closing Date; delivery of notice; accuracy of representations and warranties (subject to the Certain Funds Provision) (provided that to the extent any of the foregoing are qualified or subject to “Material Adverse Effect,” the definition thereof shall be Borrower Material Adverse Effect or Company Material Adverse Effect for purposes of satisfying these Conditions Precedent to Borrowing); absence of default; and the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Affirmative Covenants:

Substantially similar to the Existing Credit Agreement (subject to materiality thresholds and exceptions to be mutually agreed between the Arrangers and the Borrower), and shall include: maintenance of corporate existence and rights; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events, change in senior unsecured long term debt rating and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; payment of taxes; and conduct of business.

Negative Covenants:

Substantially similar to the Existing Credit Agreement (subject to materiality thresholds and exceptions to be mutually agreed between the Arrangers and the Borrower), and shall include: limitations on dividends on, and redemptions and repurchases of, equity interests; limitations on liens; limitations on subsidiary debt, guarantees and hedging arrangements; limitations on mergers and consolidations; limitations on asset sales; limitations on transactions with affiliates; limitations on changes in fiscal year; limitations on inconsistent agreements; and ERISA.

Financial Covenants:

Subject to definitions substantially similar to the Existing Credit Agreement (provided that additional add-backs shall be permitted to consolidated EBITDA for fees and expenses and other one-time charges related to the Transactions), the following financial covenants, which shall be tested quarterly commencing with the first fiscal quarter ending immediately after the Closing Date: (a) maximum consolidated leverage ratio and (b) minimum interest coverage ratio.

Events of Default:

Substantially similar to the Existing Credit Agreement relating to the Borrower and its subsidiaries (subject to materiality thresholds, grace periods and exceptions to be mutually agreed between the Arrangers and the Borrower), and shall include: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to indebtedness other than the Bridge Facility; cross event of default to the Bridge Facility; bankruptcy; material judgments; ERISA events; and Change of Control.

Voting:

Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Facility, except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions or forgiveness of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender or of the date for payment to such Lender of any interest or fees, (d) modifications to any provision requiring pro rata treatment of the Lenders and (e) modifications to voting requirements or percentages. The Term Facility Documentation will contain customary provisions permitting additional or replacement tranches of Term Loans with the approval of Lenders holding more than 50% of the aggregate amount of the then existing loans and commitments under the Term Facility and each Lender providing such additional or replacement tranche.

Cost and Yield Protection:

Substantially similar to the Existing Credit Agreement, including customary tax gross-up provisions (but excluding gross-up for any withholding or other taxes or liabilities imposed pursuant to the Foreign Account Tax Compliance Act).

Assignments and Participations:

Prior to the Closing Date, the Lenders will be permitted to assign commitments under the Term Facility with the consent of the Borrower, not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or any affiliate or approved fund of a Lender or (ii) to a Permitted Assignee. From the Closing Date, the Lenders will be permitted to assign loans under the Term Facility with the consent of the Borrower, not to be unreasonably withheld or delayed; provided that such consent of the Borrower (x) shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (ii) to a Permitted Assignee or (iii) after the occurrence and during the continuance of a default and (y) shall be deemed to have been given if the Borrower has not responded within five business days of a request for such consent. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in the Term Loan without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions or forgiveness of principal, interest or fees payable to such participant and (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates.

Expenses and Indemnification:	The Borrower will indemnify the Arrangers, the

Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Merger or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent (x) found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or (ii) a material breach in bad faith by the relevant Indemnified Person of the express contractual obligations of such Indemnified Person under the Term Facility Documentation, or (y) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (excluding any claim brought against either Arrangers, the Agent, the Syndication Agent or the Documentation Agent in its capacity as such). In addition, the Borrower shall pay all reasonable out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel (limited, in the case of clause (a), to one counsel for all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction for all Indemnified Persons and additional counsel if, in the opinion of an Indemnified Person, representation of all Indemnified Persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest)) of (a) the Arrangers, the Agent, the Syndication Agent and the Documentation Agent in connection with the syndication of the Term Facility, the preparation and administration of the definitive documentation, and amendments, modifications and waivers thereto, and (b) the Arrangers, the Agent, the Syndication Agent, the

Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Term Facility.

Governing Law and Forum:

New York; provided, however, that the interpretation of the definitions of “Borrower Material Adverse Change” and “Company Material Adverse Change” shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Counsel to Agent and Arrangers:	Davis Polk & Wardwell LLP.

ANNEX A-I

Interest Rates:	At the option of the Borrower, the Term Loan will bear interest at a rate equal to (i) Adjusted LIBOR plus the Applicable Margin or (ii) ABR plus the Applicable Margin.

“Applicable Margin” means the percentage per annum determined in accordance with the pricing grid (the “Term Pricing Grid”) attached hereto as Annex A-I-1.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) the Agent’s Prime Rate, (ii) the Federal Funds Effective Rate plus ½ of 1.0% and (iii) the one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Term Undrawn Commitment Fee:

Prior to the date that is 45 days from the Signing Date, 0% per annum, and thereafter 0.375% per annum on the undrawn portion of the commitments in respect of the Term Facility, payable upon the earlier of the termination of the commitments under the Term Facility and the Closing Date, calculated based on the number of days elapsed in a 360 day year.

For the avoidance of doubt, it is understood and agreed that the Term Undrawn Commitment Fee shall replace the Term Ticking Fee (as defined in the Fee Letter) from the Effective Date.

TERM PRICING GRID

	Applicable Margin for LIBOR Loans	Applicable Margin for ABR Loans
Level I	2.00%	1.00%
Level II	2.50%	1.50%
Level III	3.00%	2.00%
Level IV	3.50%	2.50%
Level V	4.00%	3.00%

Level I pricing shall apply if, on any date of determination, the Debt Rating is A- or higher by Standard & Poor’s Ratings Service (“S&P”) or is A3 or higher by Moody’s Investors Service, Inc. (“Moody’s”).

Level II pricing shall apply if, on any date of determination, Level I pricing does not apply and the Debt Rating is BBB+ or higher by S&P or is Baa1 or higher by Moody’s.

Level III pricing shall apply if, on any date of determination, Level I and Level II pricing does not apply and the Debt Rating is BBB or higher by S&P or is Baa2 or higher by Moody’s.

Level IV pricing shall apply if, on any date of determination, Level I, Level II and Level III pricing does not apply and the Debt Rating is BBB- or higher by S&P or is Baa3 or higher by Moody’s.

Level V pricing shall apply if, on any date of determination, Level I, Level II, Level III and Level IV pricing does not apply.

For purposes of the foregoing, “Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money; provided that if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.  The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

1

EXHIBIT B

PROJECT TWIN PEAKS
$1,500,000,000 Senior 364-Day Bridge Facility
Summary of Principal Terms and Conditions(1)

Borrower:	The Borrower under the Term Facility.

Agent:

Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Bookrunners and Joint Lead Arrangers:

Credit Suisse Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. will act as joint bookrunners and joint lead arrangers for the Bridge Facility described below (collectively, in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	Morgan Stanley Senior Funding, Inc. (the “Syndication Agent”).

Documentation Agent:	One or more financial institutions identified by the Borrower and reasonably acceptable to the Arrangers (in such capacity, the “Documentation Agent”).

Bridge Facility:	Senior unsecured increasing rate bridge loans in an aggregate principal amount of up to $1.5 billion (the “Bridge Loans”).

Purpose:

The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Term Facility, solely (a) to pay a portion of the Merger Cash Consideration, (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

Availability:	The full amount of the Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking:	The Bridge Loans will rank pari passu with the Term Facility and the other senior indebtedness of the Borrower.

(1)                                  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “Term Facility Term Sheet”).

Interest Rates:	As set forth in Annex B-I.

Default Rate:

At the option of the Required Lenders (to be defined)(or automatically, in the case of a bankruptcy Event of Default), the applicable rate plus 2.00%.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans affect the payment in cash of any default rate of interest in respect of any Bridge Loan.

Final Maturity:	364 days after the Closing Date.

Mandatory Prepayments and Reductions in Commitments:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the definitive credit agreement for the Bridge Facility (the “Bridge Credit Agreement”), as applicable, shall be permanently reduced by and, after the Closing Date, the Bridge Loans shall be prepaid with (i) the net cash proceeds from the issuance, offering or placement of the Notes or any other debt obligations or equity securities by the Borrower or any of its subsidiaries, with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the Term Facility (subject to customary exceptions and other exceptions to be mutually agreed between the Arrangers and the Borrower); and (ii) the net cash proceeds from any asset sales or other disposition of property by Borrower or any of its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and from any casualty or condemnation proceeds) (subject to customary exceptions and reinvestment rights and other exceptions to be mutually agreed between the Arrangers and the Borrower). The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions in the unutilized portion of the commitment under the Bridge Facility and prepayments of borrowings under the Bridge Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lender’s redeployment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Conditions Precedent to Effectiveness	Limited to (i) execution and delivery of definitive documentation with respect to the Bridge Facility consistent with the terms set forth in the Commitment Letter and otherwise mutually agreed by the Borrower and the Arrangers (the “Bridge Facility Documentation”), (ii) delivery of customary legal opinions, secretary’s certificates, corporate organizational documents, good standing certificates and resolutions of the Borrower (in each case in customary form), (iii) payment of fees and expenses required to be paid on or prior to the date of effectiveness of the Bridge Facility Documentation (the “Effective Date) and, with regard to expenses, for which invoices have been presented not less than one business day prior to the Effective Date and (iv) delivery of all documentation and other information requested by the Arrangers at least 5 business days prior to the Effective Date and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act; provided that if any such request was received by the Borrower 10 or more business days prior to the Effective Date, the Borrower shall have provided such information or documents at least 5 business days prior to the Effective Date.

Conditions Precedent to Borrowing:

Limited to effectiveness of the Bridge Facility Documentation; payment of fees and expenses required to be paid on or prior to the Closing Date and, with regard to expenses, for which invoices have been presented not less than one business day prior to the Closing Date; delivery of notice; accuracy of representations and warranties (subject to the Certain Funds Provision) (provided that to the extent any of the foregoing are qualified or subject to “Material Adverse Effect,” the definition thereof shall be Borrower Material Adverse Effect or Company Material Adverse Effect (each as defined in the Commitment Letter) for purposes of satisfying these Conditions Precedent to Borrowing); absence of default; and the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Representations and Warranties:	Substantially similar to those specified under the caption “Representation and Warranties” in the Term Facility Term Sheet, with such changes as are appropriate in connection with the Bridge Loans.

Covenants:

Substantially similar to those specified under the captions “Affirmative Covenants,” “Negative Covenants” and “Financial Covenants” in the Term Facility Term Sheet, with such changes as are appropriate in connection with the Bridge Loans (including customary cooperation covenants); provided that the debt, lien and restricted payments covenants may be on terms that are more restrictive than those applicable to the Term Facility and the Bridge Facility shall include an investments covenant and limitations on debt prepayment (other than in respect of the Existing Credit Agreement or the Euro Facility), in each case to be mutually agreed by the Borrower and the Arrangers.

Events of Default:

Substantially similar to those specified under the caption “Events of Default” in the Term Facility Term Sheet, with such changes as are appropriate in connection with the Bridge Loans, excluding the Change of Control default and including a cross event of default to the Term Facility.

Voting:

Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility, except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions or forgiveness of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender or of the date for payment to such Lender of any interest or fees, (d) modifications to any provision requiring pro rata treatment of the Lenders and (e) modifications to voting requirements or percentages.

Cost and Yield Protection:

Substantially similar to the Existing Credit Agreement, including customary tax gross-up provisions (but excluding gross-up for any withholding or other taxes or liabilities imposed pursuant to the Foreign Account Tax Compliance Act).

Assignments and Participations

Prior to the Closing Date, the Lenders will be permitted to assign commitments under the Bridge Facility with the consent of the Borrower, not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender or any affiliate or approved fund of a Lender or (ii) to a Permitted Assignee. From the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility without the consent of (but with notice to) the Borrower; provided that any assignment to a competitor of the Borrower identified to the Arrangers prior to the signing Date shall require the prior written consent of the Borrower. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

Expenses and Indemnification:

The Borrower will indemnify the Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an

“Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Merger or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent (x) found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct or gross negligence of such Indemnified Person or (ii) a material breach in bad faith by the relevant Indemnified Person of the express contractual obligations of such Indemnified Person under the Bridge Facility Documentation, or (y) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (excluding any claim brought against either Arrangers, the Agent, the Syndication Agent or the Documentation Agent in its capacity as such). In addition, the Borrower shall pay all reasonable out-of-pocket expenses (including, without limitation, fees, disbursements and other charges counsel (limited, in the case of clause (a), to one counsel for all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction for all Indemnified Persons and additional counsel if, in the opinion of an Indemnified Person, representation of all Indemnified Persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest)) of (a) the Arrangers, the Agent, the Syndication Agent and the Documentation Agent in connection with the syndication of the Bridge Facility, the preparation and administration of the definitive documentation, and amendments, modifications and waivers thereto, and (b) the Arrangers, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Bridge Facility.

Governing Law:

New York; provided, however, that the interpretation of the definitions of “Borrower Material Adverse Change” and “Company Material Adverse Change” shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Counsel to the Agent and the Arrangers:	Davis Polk & Wardwell LLP.

EXHIBIT B-I

Interest Rates:

At the option of the Borrower, the Bridge Loans will bear interest at a rate equal to (i) Adjusted LIBOR plus the Applicable Margin or (ii) (x) ABR plus (to the extent greater than 0) (y) the Applicable Margin minus 1.0%.

“Applicable Margin” means a percentage determined in accordance with the pricing grid (the “Bridge Pricing Grid”) attached hereto as Annex B-I-1.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) the Agent’s Prime Rate, (ii) the Federal Funds Effective Rate plus ½ of 1.0% and (iii) the one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.00% per annum.

Bridge Undrawn Commitment Fee:

Prior to the date that is 45 days after the Signing Date, 0% per annum, and thereafter 0.25% per annum on the undrawn portion of the commitments in respect of the Bridge Facility, payable upon the earlier of the termination of the commitments under the Bridge Facility and the Closing Date.

For the avoidance of doubt, it is understood and agreed that the Bridge Undrawn Commitment Fee shall replace the Bridge Ticking Fee (as defined in the Fee Letter) from the Effective Date.

Duration Fees:

The Borrower shall pay for the ratable benefit of the Lenders the following fees and on the following dates, calculated as a percentage of the aggregate principal amount outstanding under the Bridge Loans on such dates:

	90th day after the Closing Date	0.75%
	180th day after the Closing Date	1.25%
	270th day after the Closing Date	1.75%

BRIDGE PRICING GRID

	Level I	Level II	Level III	Level IV	Level V
	Applicable Margin	Applicable Margin	Applicable Margin	Applicable Margin	Applicable Margin

0-89 days from the Closing Date	2.00%	2.50%	3.00%	3.50%	4.00%

90-179 days from the Closing Date	CDS Margin + 0.25%	CDS Margin + 0.50%	CDS Margin + 0.75%	CDS Margin + 1.00%	CDS Margin + 1.25%

180-269 days from the Closing Date	CDS Margin + 0.75%	CDS Margin + 1.00%	CDS Margin + 1.25%	CDS Margin + 1.50%	CDS Margin + 1.75%

270-364 days from the Closing Date	CDS Margin + 1.25%	CDS Margin + 1.50%	CDS Margin + 1.75%	CDS Margin + 2.00%	CDS Margin + 2.25%

Level I pricing shall apply if, on any date of determination, the Debt Rating is A- or higher by S&P or is A3 or higher by Moody’s.

Level II pricing shall apply if, on any date of determination, Level I pricing does not apply and the Debt Rating is BBB+ or higher by S&P or is Baa1 or higher by Moody’s.

Level III pricing shall apply if, on any date of determination, Level I and Level II pricing does not apply and the Debt Rating is BBB or higher by S&P or is Baa2 or higher by Moody’s.

Level IV pricing shall apply if, on any date of determination, Level I, Level II and Level III pricing does not apply and the Debt Rating is BBB- or higher by S&P or is Baa3 or higher by Moody’s.

Level V pricing shall apply if, on any date of determination, Level I, Level II, Level III and Level IV pricing does not apply.

For purposes of the foregoing:

“CDS Margin” means a rate per annum equal to the arithmetic average determined by the Agent on the second business day prior to the 90th day after the Closing Date, and reset on the second business day prior to the date that is 30 days after the date on which the previous CDS Margin was set (each such date, a “Determination Date”) of the rates obtained by the Agent from the CDS Data for the 30 Business Days immediately preceding such Determination Date; provided that the CDS Margin shall in no event be less than the CDS Margin Floor or greater than the CDS Margin Cap.  If the Agent is unable to obtain the CDS Data for any Determination Date, the Agent shall give notice thereof to the Borrower and each Lender as soon as practicable thereafter.  In such event, the Borrower and the Agent shall use commercially reasonable efforts to promptly agree on an alternative source of data and/or calculation methodology to determine

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the CDS Margin, which alternative source and/or methodology must be reasonably acceptable to the Required Lenders.  If no such alternative source of data and/or methodology is agreed within 30 days after such Determination Date, the CDS Margin shall be equal to the midpoint between the CDS Margin Floor and the CDS Margin Cap for such Determination Date, unless and until the CDS Margin can be determined in accordance with this definition.

“CDS Data” means, with respect to any date, the trailing 30-day average of the composite end of day credit default swap spread for the five year point on the trading convention credit default curve that is the most liquid and/or widely followed credit default swap curve for the Borrower’s senior unsecured obligations for the immediately preceding 30 business days, as determined by the Agent.

“CDS Margin Floor” means, (i) in the case of Level I pricing, 2.00% and (ii) in the case of Level II, Level III, Level IV or Level V pricing, 2.25%.

“CDS Margin Cap” means, (i) in the case of Level I pricing, 4.50% and (ii) in the case of Level II, Level III, Level IV or Level V pricing, 5.00%.

“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money; provided that if a Debt Rating is issued by each of S&P and Moody’s, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply.  The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

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EXHIBIT C

Sources and Uses of Cash Funds

(in millions of dollars)

(all figures are approximate)

Sources of Cash Funds

Company Existing Cash	$610

Borrower Existing Cash	$0

Term Facility	$1,000

Notes or Bridge Loans	$1,500

Total Sources	$3,110

Uses of Cash Funds

Merger Cash Consideration	$2,450

Repayment/Retirement of Existing Debt, Related Make-Whole Payments and Hedging Termination Expense	$610

Transaction Costs	$50

Total Uses	$3,110

EXHIBIT D

PROJECT TWIN PEAKS
$1,000,000,000 Senior Term Credit Facility
$1,500,000,000 Senior 364-Day Bridge Facility
Summary of Additional Conditions Precedent(2)

The borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1.                                       The Merger and the other Transactions shall be consummated simultaneously (or substantially simultaneously or concurrently) with the closing under the Term Facility in accordance with applicable law and on the terms described in the Term Sheets and in the Merger Agreement (other than the Subsequent Merger which shall be consummated immediately following the Merger).  The Merger Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Arrangers, the Lenders or the Borrower without the Arrangers’ prior written consent, it being understood and agreed that any change to the transaction structure or the Merger Consideration shall be deemed to be materially adverse to the Lenders.

2.                                       With respect to the Term Facility, the Borrower shall have received (or shall substantially simultaneously or concurrently therewith receive) not less than $1.5 billion in gross cash proceeds from (a) the issuance of the Notes in a public offering or in a Rule 144A or other private placement and (b) the borrowings under the Bridge Facility.

3.                                       All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the closing under the Term Facility shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released.  After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness having an aggregate outstanding principal amount in excess of $50 million or preferred stock other than (a) the loans and other extensions of credit under the Term Facility, (b) the Notes or the Bridge Facility and (c) the indebtedness listed on Exhibit E hereto and (d) other limited indebtedness to be agreed.

4.                                       The Arrangers shall have received U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Company for each fiscal quarter ended after the most recently concluded fiscal year of such person and at least 30 days before the Closing Date.

5.                                       The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 4 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(2)                                  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A and B thereto.  Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent as defined in such Exhibit A and the Agent as defined in such Exhibit B.

6.                                       The Arrangers shall be satisfied that, on the Closing Date and giving pro forma effect to the Transactions, the Borrower’s maximum consolidated leverage ratio shall not exceed 3.0 to 1.0, subject to definitions substantially similar to the Existing Credit Agreement (provided that additional add-backs shall be permitted to consolidated EBITDA for fees and expenses and other one-time charges related to the Transactions to be agreed by the Arrangers).

7.                                       The Arrangers shall have received a certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Arrangers (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing, such opinion to be in form and substance reasonably satisfactory to the Arrangers) certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

8.                                       All requisite governmental authorities and third parties shall have approved or consented to the execution, delivery and performance of the Bridge Facility Documentation and the Term Facility Documentation to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Facilities.

9.                                       With respect to the Bridge Facility, the Term Facility shall have become (or shall substantially simultaneously or concurrently therewith become) effective and the Borrower shall have borrowed on the Closing Date not more than $1 billion thereunder.

10.                                 As of the Closing Date, the Borrower shall have received a rating for its senior unsecured non-credit enhanced long-term indebtedness for borrowed money of BBB- (with no negative outlook) or higher from S&P and Baa3 (with no negative outlook) or higher from Moody’s.

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EXHIBIT E

CONTINUING INDEBTEDNESS

1.               7.375% Senior Notes due 2012 issued by Aon Corporation, with $225,000,000 in aggregate principal amount currently outstanding.

2.               $375,000,000 in original aggregate principal amount of 5.05% Senior Unsecured Debentures due 2011 issued by Aon Finance N.S. 1, ULC and guaranteed by Aon Corporation, with $361,962,000 in aggregate principal amount currently outstanding.

3.               8.205% Junior Subordinated Deferrable Interest Debentures Due January 2027 issued by Aon Corporation, with $686,995,000 in aggregate principal amount currently outstanding.

4.               €500,000,000 in original aggregate principal amount of 6.25% Guaranteed Notes due July 2014 issued by Aon Financial Services Luxembourg S.A. and guaranteed by Aon Corporation, with $618,450,000 in aggregate principal amount currently outstanding.

5.               Facility Agreement, dated as of February 7, 2005, among Aon Corporation, the subsidiaries of Aon Corporation party thereto, the financial institutions party thereto a lenders and Citibank International plc, as agent, providing for a €650,000,000 revolving loan facility.

6.               Three-Year Credit Agreement, dated as of December 4, 2009, among Aon Corporation, the financial institutions party thereto as lenders and Citibank, N.A., as administrative agent, providing for a $400,000,000 revolving loan facility.

7.               Credit Agreement, dated as of October 9, 2009, among Hewitt Associates L.L.C., as borrower, Hewitt Associates, Inc., as a guarantor, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a $250,000,000 revolving loan facility.

8.               Loan Agreement, dated as of August 8, 2008, among Hewitt Associates L.L.C., as borrower, Hewitt Associates, Inc., as a guarantor, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a $270,000,000 term loan facility (with $270,000,000 currently outstanding).

9.               $35,000,000 in original aggregate principal amount of 8.08% Senior Notes, Series A, Tranche 2 due March 30, 2012 issued by Hewitt Associates L.L.C., with $14,000,000 in aggregate principal amount currently outstanding.

10.         $15,000,000 in original aggregate principal amount of 7.90% Senior Notes, Series E, due October 15, 2010 issued by Hewitt Associates L.L.C., with $15,000,000 in aggregate principal amount currently outstanding.

11.         $175,000,000 in original aggregate principal amount of 6.57% Series F Senior Notes due August 21, 2015 issued by Hewitt Associates L.L.C. and guarantied by

Hewitt Associates, Inc., with $175,000,000 in aggregate principal amount currently outstanding.

12.         $55,000,000 in original aggregate principal amount of 6.98% Series G Senior Notes due August 21, 2018 issued by Hewitt Associates L.L.C. and guarantied by Hewitt Associates, Inc., with $55,000,000 in aggregate principal amount currently outstanding.

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